Exhibit 10.44

July 29, 2019

Christian Cortis, Ph.D.

1 Sylvan Road

Wellesley, MA 02481

Email:

Re:	Offer of Employment

Dear Dr. Cortis:

I am pleased to offer you a position with Tectonic Therapeutic, Inc. (the “Company”), as its Interim CEO in the Company’s Boston, MA office (address TBD). As we have discussed, it is anticipated that your tile and role may change to another C-level position.

If you decide to join us, you will be paid a salary at the rate of $300,000 per year, less applicable withholdings, which will be paid bi-weekly in accordance with the Company’s normal payroll procedures.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. Until such time as the Company has a health benefit plan, the Company will reimburse you for the costs for you to maintain COBRA coverage under your existing health plan up to $1,500 per month.

You will also be eligible to earn an annual discretionary bonus of up to 30% of your annual base salary. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year preceding the calendar year in which such bonus may be paid in accordance with the following sentence. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. Any such bonus will be payable in cash, unless the Board of Directors of the Company (the “Board”) determines that it will be paid in equity or a combination of cash and equity.

Subject to approval by the Board of each award, the Company anticipates granting you an option to purchase 10,000 shares of the Company’s common stock (the “Common Stock”) per year for 4 years at the fair market value as determined by the Board as of the date of grant (each, an “Option”). Each anticipated Option will be governed by the terms and conditions of the Company’s 2019 Equity Incentive Plan(the “Plan”) and a grant agreement, and will include a four year vesting schedule, under which 25% of your Option will vest 12 months after the vesting commencement date specified in the grant agreement, and 1148th of the total shares will vest at the end of each month thereafter, until either the Option is fully vested or your Continuous Service (as defined in the Plan) terminates, whichever occurs first, subject to double-trigger acceleration in the event of a Change in Control (as defined in the Plan) accompanied by your involuntary termination without Cause (as defined in the Plan) [within 6 months before or after such Change in Control] other than as a result of death or disability and provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) under the Code (as defined below). No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. You agree that, notwithstanding any of the terms in this paragraph, in the event that there is a conflict between the vesting schedule and terms here and the vesting schedule and terms in your grant agreement as approved by the Board, the terms in the grant agreement as approved by the Board or the Plan will control over the terms in this paragraph.

Subject to the approval of the Board and your continuous service through the closing of an Equity Financing (as defined below), in the event that an equity financing that results in receipt by the Company of total proceeds of not less than $ 10,000,000 (excluding the conversion of any promissory notes convertible into equity securities of the

Company or simple agreements for future equity of the Company) (the “Equity Financing”) occurs, the Company shall grant you an additional option award under the Plan (the “Anti-Dilution Option”) to purchase such number of shares of the Common Stock, such that the aggregate number of shares subject to each Option awarded as of such date, any other options to purchase shares of the Common Stock and the Anti-Dilution Option along with any other shares of the Company you hold at such time equal three percent (3%) of the Company’s fully diluted (on an as-converted basis) stock following the Equity Financing. If granted, the exercise price for the Anti-Dilution Option shall be the fair market value of the Common Stock, as determined by the Board, as of the date of grant, and the Anti-Dilution Option shall vest on the same schedule as the Option above. In the event that a Transaction (as defined below) is consummated with a third party acquirer prior to an Equity Financing, then you will be eligible to receive a one-time transaction bonus in an amount equal to three percent (3%) multiplied by the amount of the Transaction Proceeds (as defined in the following sentence) payable in connection with the Transaction (the “Transaction Bonus”), less applicable tax withholdings and deductions as required by law, upon and subject to the terms and conditions of this agreement and to Board approval. “Transaction Proceeds” shall mean an amount equal to the aggregate value of cash and/or property (e.g., securities, notes, etc.) paid or payable to the holders of the Common Stock in connection with the closing of a Transaction prior to any payment of the Transaction Bonus and other similar transaction bonuses payable in connection with the Transaction (all as determined by the Board in good faith), net of all costs, fees, expenses and disbursements incurred by or on behalf of the Company in connection with such Transaction, including, without limitation, legal, accounting, brokerage and banking costs, fees, expenses and disbursements; provided that Transaction Proceeds shall include such portions of such proceeds held in an escrow fund or otherwise held back for indemnification or other claims (the “Holdback Proceeds”) to the extent such amounts are paid to the holders of the Common Stock and shall not include any portion of the Transaction Proceeds that is contingent upon the performance of the Company or its assets and/or attainment of financial targets or other performance metrics following the Closing Date (as defined below). In the event that all or part of the consideration paid or payable to the holders of the Common Stock in connection with a Transaction is in the form of securities or other property, the Transaction Proceeds shall be deemed to include the fair market value of such securities or other property, determined on the same basis on which such securities were valued in the Transaction. In order to be eligible to receive the Transaction Bonus, a binding definitive agreement to consummate the Transaction must be executed and consummated with a third party (the date of such consummation, the “Closing Date”). If you cease providing services for any reason from the effective date of this agreement prior to the Closing Date, you will not be eligible to earn the Transaction Bonus. “Transaction” shall mean the sale of all or substantially all of the Company’s assets or greater than fifty percent (50%) of the Company’s outstanding equity or equity-linked securities (the “Securities”) to a third party buyer. For the avoidance of doubt, a Transaction will not include any public offering of the Company’s Securities or a private placement of Securities for the purposes of raising Company capital. Any Transaction Bonus will be paid in the form of a lump-sum payment within thirty (30) days after the Closing Date; provided that if any portion of the Transaction Bonus is attributable to Holdback Proceeds, you will be paid such portion of the Transaction Bonus on the same schedule and under the same terms and conditions as apply to payments to Company’s shareholders generally in connection with the Transaction. The Company or the acquirer in the Transaction will withhold from any payments under this agreement and from any other amounts payable to you by the Company or such acquirer any amount required to satisfy the income and employment tax withholding obligations arising under applicable federal, state and local laws in respect of the Transaction Bonus. You are encouraged to contact the your personal legal or tax advisors with respect to the benefits provided by the agreement and agree that neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to you with respect to the benefits provided under this agreement and that the Company makes no representations or warranties to you regarding the tax treatment of the Transaction Bonus. You hereby agree that you will not disclose any information regarding the Transaction Bonus to any other person, other than to your immediate family members, or your accountants, financial advisers, or attorneys, or as may be required by law.

The Transaction Bonus will be an unsecured, unfunded obligation of the Company, and so any rights you have under this agreement shall be those of a general unsecured creditor of the Company. Any Transaction Bonus payment is intended to satisfy the “short-term deferral” exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provided under Treasury Regulations Section 1.409A-1(b)(4) and this agreement will be interpreted consistent with this intent. To the extent that any portion of the Transaction Bonus is payable in connection with Holdback Proceeds, such amount shall be paid on the same schedule and under the same terms and conditions as apply to payments made to the Company’s stockholders generally in connection with the Transaction and all such payments shall be paid not later than five years after the Closing Date. To the extent that any amounts payable hereunder are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, such amounts shall be subject to such additional rules and requirements as specified by the Company in order to comply with Section 409A of the Code and the settlement of any such amounts may not be accelerated or delayed except to the extent permitted by Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any payments under any provisions hereunder are determined to constitute deferred compensation under Section 409A of the Code that are subject to the 20 percent tax under Section 409A of the Code.

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement (“CIIA”) which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity related to the business in which the Company is now involved, plans to be involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Subject to the above limitations, you represent that you are engaged in the following outside activities: a member of the Board of Directors of Open Eye Scientific Software which requires approximately 1/2 - 1 day per quarter, including participation in board meetings; and service as an external Strategic Advisor to Agenus through July 1, 2020, which would not exceed 1 day per month. You agree that you shall not engage in any additional future activities that are not listed in the preceding sentence without the written approval of the Board. Notwithstanding the foregoing, nothing shall prevent you from participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board. Provided that all such permitted activities or services do not (i) create a conflict with your employment hereunder; (ii) interfere with the performance of your duties; or (iii) violate the terms of the CIIA. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company. If any restriction set forth in this paragraph is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. All payments made by the Company under this agreement shall be net of any tax or other amounts required to be withheld by the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, yon and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the PIIA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in Boston, Massachusetts by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment arbitration/). A hard copy of the rules will be provided to you upon request.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your PUA. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be August 26, 2019, or as otherwise agreed, but no later than August 30, 2019. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of Directors and you. This offer of employment will terminate if it is not accepted, signed, and returned by July 31st, 2019.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Tectonic Therapeutic, Inc.

/s/ Timothy A. Springer
Timothy A. Springer, President
Tectonic Therapeutic, Inc.

Acknowledge and accepted:

/s/ Christian Cortis
Christian Cortis, Ph.D.